Exhibit (d)(17)(i)(A)(iii)

EQ ADVISORS TRUST

AMENDMENT NO. 2 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Advisory Agreement effective as of July 16, 2014 (“Amendment No. 2”) between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”) and Wells Capital Management Inc., a corporation organized under the laws of the State of California (“Wells” or “Adviser”).

FMG LLC and Wells agree to modify the Investment Advisory Agreement dated as of May 1, 2011 (“Agreement”) as follows:

1. Name Change. Effective May 1, 2014, the name of EQ/Large Cap Growth PLUS Portfolio was changed to AXA Large Cap Growth Managed Volatility Portfolio.

2. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to EQ/Wells Fargo Omega Growth Portfolio and AXA Large Cap Growth Managed Volatility Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		WELLS CAPITAL MANAGEMENT INC.

By:	/s/ Steven M. Joenk	By:	/s/ Seth S. Takata
	Steven M. Joenk		Name: Seth S. Takata
	Chairman, Chief Executive Officer and President		Title: Client Service Manager

APPENDIX A

AMENDMENT NO. 2

TO

INVESTMENT ADVISORY AGREEMENT

WITH

WELLS CAPITAL MANAGEMENT INC.

Portfolio	Annual Advisory Fee**
EQ/Wells Fargo Omega Growth Portfolio	0.55% of the Portfolio’s average daily net assets

AXA Large Cap Growth Managed Volatility Portfolio*	0.55% of the Portfolio’s average daily net assets

*	Fee to be paid with respect to the Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser.
**	The daily advisory fee for each Portfolio is calculated by multiplying the aggregate net assets of each Portfolio at the close of the immediately preceding business day by the Annual Advisory Fee Rate as set forth above and then dividing the result by the number of days in the year.